SCHEDULE 14A INFORMATION
 Proxy Statment Pursuant to Section 14(a) of the Securities Exchange Act of
                                    1934
                              (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12

                          Delta Natural Gas Company, Inc.
              (Name of Registrant as Specified In Its Charter)



                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4)  Proposed maximum aggregate value of transaction:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)  Amount Previously Paid:

      2)  Form, Schedule or Registration Statement No.:

      3)  Filing Party:

      4)  Date Filed:

                       DELTA NATURAL GAS COMPANY, INC.
                           Holders of Common Stock
                            Appointment of Proxy

                   For the Annual Meeting of Shareholders
                 To Be Held November 16, 1995 at 10:00 a.m.
                  at the Principal Office of the Company at
                  3617 Lexington Road, Winchester, Kentucky


PROXY:
The undersigned hereby appoints Harrison D. Peet and Glenn R. Jennings, and either of them with power of substitution, as proxies to vote the shares of Common Stock of the undersigned in Delta Natural Gas Company, Inc. at the
Annual Meeting of its Shareholders to be held November 16, 1995 and at any adjournments thereof, upon all matters that may properly come before the meeting, including the matters identified (and in the manner indicated) on the reverse side of this proxy and described in the proxy statement furnished herewith.

           (Continued and to be signed and dated on reverse side)
        - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

NOTE:   This  proxy  is solicited on behalf of the Board of Directors,  which
recommends  votes  FOR  all items.  It will be voted as  specified.   If  not
specified, the shares represented by this proxy will be voted FOR all items.

 Please sign and date this proxy on the reverse side, and return it promptly in the enclosed envelope.

Indicate your vote by an (X) in the appropriate boxes:

ITEM:

1.   Election of Directors
     Nominees for three year term expiring 1998:
                                                  FOR
                         FOR       WITHHELD  all Nominees
                         all          all    EXCEPT those
                       NOMINEES    NOMINEES  listed below

                         ___          ___         ___

     Donald R. Crowe
     Billy Joe Hall

     _______________________________

     _______________________________

                                   FOR  AGAINST   ABSTAIN

                                   ___    ___       ____

2.   Appointment of Arthur Ander-
     sen LLP as auditors for Delta
     for 1996.



SIGN EXACTLY AS NAME(S) APPEARS HEREON:

X_________________________________________________________

X______________________________Date ________________, 1995

If joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.



                       Delta Natural Gas Company, Inc.
                             3617 Lexington Road
                         Winchester, Kentucky  40391


               Notice To Common Shareholders Of Annual Meeting
                        To Be Held November 16, 1995




Please take notice that the Annual Meeting of Shareholders of Delta Natural Gas Company, Inc. will be held at the principal office of the Company, 3617 Lexington Road, Winchester, Kentucky, on Thursday, November 16, 1995 at 10:00 a.m. for the purposes of:

1.   Electing two Directors for three year terms expiring in 1998;

2. Approving the appointment of Arthur Andersen LLP as auditors of the Company for 1996 and

3.   Acting on such other business as may properly come before the meeting.

Holders of Common Stock of record at the close of business on October 2, 1995 will be entitled to vote at the meeting.



By Order of the Board of Directors
John F. Hall
Vice President - Finance,
Secretary and Treasurer

Winchester, Kentucky
October 10, 1995


To insure proper representation at the meeting at a minimum of expense, it will be very helpful if you fill out, sign and return the enclosed proxy promptly.


                               Proxy Statement

                       Delta Natural Gas Company, Inc.
                             3617 Lexington Road
                         Winchester, Kentucky  40391

                        Information Concerning Proxy



This solicitation of proxies is made by the Board of Directors of Delta Natural Gas Company, Inc. (Delta or the Company), and the costs associated with this solicitation will be borne by Delta. Management intends to use the mails to solicit all Shareholders and intends first to send this proxy statement and the accompanying form of proxy to Shareholders on or about October 10, 1995. Delta will provide copies of this proxy statement, the accompanying proxy and the Annual Report to brokers, dealers, banks and voting trustees, and their nominees for mailing to beneficial owners and upon request therefor will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of Delta in person or by telephone, but without extra compensation.

You may revoke your proxy at any time before it is exercised by giving notice to Mr. John F. Hall, Vice President - Finance, Secretary and Treasurer of Delta.


                            Election of Directors


Delta's Board of Directors is classified into three classes, with terms expiring in either 1995, 1996 or 1997.

The terms of three Directors, Donald R. Crowe, Billy Joe Hall and Robert M. Watt III are scheduled to end in 1995. Donald R. Crowe and Billy Joe Hall, who are members of the present Board of Directors, are nominated as Directors for election at the Annual Meeting of Shareholders. Robert M. Watt has decided to not seek re-election. Donald R. Crowe and Billy Joe Hall will hold office until the Annual Meeting in 1998 and until their successors have been elected and qualified.

If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, the shares represented by this proxy will be voted for Donald R. Crowe and Billy Joe Hall as Directors of Delta. If one of them should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by the Board of Directors to replace them as a Nominee. Management presently has no knowledge that either of the Nominees will refuse or be unable to serve.

The names of Directors and Nominees and certain information about them are set forth below:

                         Additional Business
Name, Age and Position    Experience During       Period of Service
Held  With  Delta         Last Five  Years          As  Director


Donald R. Crowe (1) -61  Senior Analyst,           1966 to present
Director                 Department of Insurance,
                         Commonwealth of Kentucky,
                         Lexington, Kentucky

Billy Joe Hall(1) - 58   Investment Broker,        1978 to present
Director                 LPL Financial Services
                         (general brokerage
                         services); Mount Sterling,
                         Kentucky

Jane W. Hylton (3) - 65
                        Retired Vice President -    1976 to present
Director                Human Resources and
                        Secretary, Delta Natural
                        Gas Company, Inc., and
                        Delta's subsidiaries,
                        Delta Resources,
                        Inc.  (Resources),
                        Delgasco, Inc. (Delgasco),
                        Deltran, Inc. (Deltran)
                        and Enpro, Inc. (Enpro)

Glenn R. Jennings(2)-46 President and Chief Execu-     1984 to present
President and Chief     tive Officer and Director,
                        Executive Officer; Director
                        Resources, Delgasco, Deltran
                        and Enpro

                        Additional Business

Name, Age and Position       Experience During       Period of Service
Held  With  Delta            Last Five  Years        As Director

Harrison D. Peet(3)-75  Chairman of the Board,       1950 to present
Chairman of the Board   Resources, Delgasco,
                        Deltran and Enpro;
                        Retired President and
                        Chief Executive Officer,
                        Delta

Virgil E. Scott(2)-74   Retired Vice President       1950 to present
Director                Administration, Delta and
                        Resources; Director,
                        Resources, Delgasco,
                        Deltran and Enpro

Henry C. Thompson(3)-73 President, Triple Land       1967 to present
Director                Company, Inc. (land
                        development and real
                        estate rental); Retired
                        President, Henry Thompson
                        Construction Company, Inc.
                        (land development and
                        commercial real estate
                        rental), both of Nicholasville,
                        Kentucky

Arthur E. Walker, Jr.(2)(4) - 50
Director                President, The Walker        1981 to present
                        Company (general and
                        highway construction)
                        Mount Sterling,
                        Kentucky

Robert M. Watt III (1)(5) -48
Director                Attorney, Stoll, Keenon &    1983 to present
                        Park (law firm), Lexington,
                        Kentucky


(1)  Term expires November 16, 1995.

(2)  Term expires on date of Annual Meeting of Shareholders in 1996.

(3)  Term expires on date of Annual Meeting of Shareholders in 1997.

(4) On November 8, 1993, Arthur E. Walker, Jr., entered a guilty plea in Montgomery County, Kentucky, District Court to the charge of making a political contribution in the name of another, a misdemeanor under Kentucky Law. The Court fined Mr. Walker $1,000 plus court costs.

(5)  This law firm is Delta's primary legal counsel.

                        Committees and Board Meetings

Delta has an Audit Committee comprised of Messrs. Crowe, Hall and Walker. The Committee, which met one time during fiscal 1995, is empowered to recommend independent auditors to the Board, review audit results and financial statements, review the system of internal control and make reports and recommendations to the Board.

Delta has a Compensation Committee comprised of Messrs. Crowe, Scott and Watt. The Committee, which met three times during fiscal 1995, is empowered to make recommendations to the Board as to the compensation of the Board and Officers and any other personnel matters.

Delta has a Nominating Committee comprised of Messrs. Hall, Thompson and Walker. The Committee, which met two times during fiscal 1995, is empowered to present to the Board names of individuals who would make suitable Directors and to counsel with appropriate Officers of the Company on matters relating to the organization of the Board. The Nominating Committee will consider Nominees recommended by Shareholders, if such nominations are submitted in writing to the attention of Mr. John F. Hall at Delta's corporate office in Winchester, Kentucky.

Delta has an Executive committee comprised of Messrs. Jennings, Peet and Watt. The Committee, which met two times during fiscal 1995, is empowered to act for and on behalf of the Board of Directors, during the interval between the meetings of the Board of Directors, in the management and direction of the business of the Company.

During  fiscal  1995,  Delta's Board of Directors held  four  meetings.   All
Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings.

Non-Officer Directors other than the Chairman of the Board are provided a monthly fee of $300. Mr. Peet is provided a monthly fee of $2,500 for his services as Chairman of the Board. Non-Officer Directors other than Mr. Peet receive a fee of $500 for attending board or committee meetings. During fiscal 1995, each Director was provided with additional compensation of 100 shares of Common Stock.


                              Officers of Delta

                                                 Date Began
                                                   in this
Name                 Position(1)         Age      Position(2)

Johnny L. Caudill(3) Vice President -    46        3/1/95
                     Administration and
                     Customer Service

John F. Hall         Vice President -    52        3/1/95
                     Finance, Secretary
                     and Treasurer

Robert C. Hazelrigg  Vice President-     48        5/20/93
                     Public and Consumer
                     Affairs

Alan L. Heath        Vice President -    48        5/21/84
                     Operations and
                     Engineering

Glenn R. Jennings    President and Chief 46       11/17/88
                     Executive Officer


(1)  Each  Officer  is  normally elected to serve  a  one  year  term.   Each
     Officer's current term is scheduled to end on November 16, 1995, the date of the Board of Directors' meeting following the Annual Shareholders' Meeting.

(2) All current Officers except Mr. Caudill have functioned as Officers of Delta for at least five years.

(3) Mr. Caudill was elected an Officer on March 1, 1995. Prior to that, Mr. Caudill held the position of Manager - Customer Service for 2 years and Manager - Distribution for 3 years. Mr. Caudill has been employed by Delta since 1972.



                   Board Compensation Committee Report on
                           Executive Compensation


The Compensation Committee of the Board of Directors (Committee) is composed of three independent, non-employee directors. The Committee is responsible for developing and making recommendations to the Board with respect to Delta's executive compensation. All decisions by the Committee relating to the compensation of Delta's executive officers, including the Chief Executive Officer, are reviewed and given final approval by the full Board of Directors. During 1995, no decisions of the Committee were modified in any material way or rejected by the full Board.

The goal of the Committee in establishing the compensation for the Company's executive officers is to provide fair and appropriate levels of compensation that will insure the Company's ability to attract and retain a competent and energetic management team.

Salaries for Delta's officers, including all executive officers and the Chief Executive Officer, are determined in a manner similar to that for all employees, using a pay grade system established with the assistance of a consulting firm. Salary grades were developed for all positions in the Company through the use of external comparisons with other companies, and are periodically adjusted for inflation. The salary grades have a minimum and maximum compensation level for each grade. Salary increases for executive officers are established by the Compensation Committee, considering factors which include the overall raises budgeted for the Company, individual performance of the executive officers and their position in their individual pay grades. There is no specific, quantified relationship between corporate performance and individual compensation.

There is no formal bonus plan for executive officers or the Chief Executive Officer. Bonuses have been paid in the past from time to time, at the discretion of the Company, based on the Company's overall performance and the contributions and performances of the individual officers and other employees. There has been no specific, quantified relationship between corporate performance and individual bonuses.

A summary of the compensation awarded to Glenn R. Jennings, President and Chief Executive Officer of the Company, is set forth in the "Summary Compensation Table". The compensation paid to Mr. Jennings for fiscal 1995 reflects an increase in base salary which is described above, an increase in other compensation in the form of additional loan forgiveness described in "Certain Relationships and Related Transactions" and the compensatory portion of a heating and cooling system installed for Mr. Jennings. No bonus was paid for fiscal 1995, and the other components of Mr. Jennings' 1995 salary package are generally consistent with prior years.

The Committee believes Mr. Jennings has positioned the Company well to address a changing business climate, to provide for total shareholder return and to continue the Company's growth.

                     Donald R. Crowe
                     Virgil E. Scott
                     Robert M. Watt III


         Compensation Committee Interlocks and Insider Participation

The Compensation Committee during fiscal year 1995 consisted of Donald R. Crowe, Virgil E. Scott and Robert M. Watt III.

Virgil  E.  Scott  is  a  Director of Delta and serves  on  the  Compensation
Committee.   Mr. Scott retired in 1986 as the Vice President - Administration of Delta.

Robert M. Watt III, a partner in the law firm of Stoll, Keenon & Park in Lexington, Kentucky, is a Director of Delta and serves on the Compensation Committee. Stoll, Keenon & Park represents Delta as general counsel in various legal and regulatory matters. During fiscal 1995, Delta paid Stoll, Keenon & Park $97,105 for legal services, and it is anticipated that this firm will continue to perform legal services for the Company during fiscal 1996. In the opinion of Management, transactions with Stoll, Keenon & Park were on terms as fair as might be expected in transactions with unaffiliated parties. Mr. Watt's term on Delta's Board expires in November, 1995, and Mr. Watt has decided not to stand for re-election.


                         Summary Compensation Table

The following table sets forth information concerning the compensation of the Company's Chief Executive Officer for the last three fiscal years. No other executive officer of the Company earned compensation in excess of $100,000 for the periods.

                                   Annual
       Name and                Compensation               All Other
Principal Position     Year   Salary     Bonus         Compensation(1)

Glenn   R.   Jennings  1995   $136,000   $   --          $24,500
  President and Chief  1994   $130,000   $34,101         $12,000
  Executive Officer    1993   $124,000   $23,118         $12,000


(1) During each of the preceding three fiscal years, Delta forgave a portion of the principal amount of a loan made by Delta to Mr. Jennings (see "Certain Relationships and Related Transactions" for a discussion of this loan).




               Comparison of Five Year Cumulative Total Return
                      Among the Company, S & P 500, and
                   Natural Gas Distribution Industry Index


The following graph sets forth a comparison of five year cumulative total return among the common shares of the Company, the S & P 500 Index and the Edward D. Jones & Co. Natural Gas Distribution Industry Index ("Industry Index") for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on June 30, 1990 in each of the common shares of the Company, the S & P 500 Index and the Industry Index. Cumulative total return assumes reinvestment of dividends. The Industry Index consists of thirty natural gas distribution companies chosen by Edward D. Jones & Co. The Company is among the thirty companies included in the Industry Index.


                1990   1991    1992  1993    1994  1995

Delta           100    116.9   148.5 195.9   220.3 197.3

S & P 500 Index 100    107.4   121.8 138.4   140.3 176.8

Industry Index  100    112.6   136.5 182.9   174.3 180.6






                  Estimated Annual Benefits Upon Retirement


Delta has a trusteed, non-contributory, defined benefit retirement plan. The following table illustrates the approximate pension benefits payable under the terms of the plan to employees retiring at the normal retirement age of 65 assuming five years' average annual compensation and years of service as indicated:

Average Annual         Estimated Annual Benefits For
Compensation              Years of Service Indicated
(Five Year
Average)             15       20       25        30         35

$100,000       $ 24,000 $ 32,000 $ 40,000  $ 48,000   $ 56,000
125,000          30,000   40,000   50,000    60,000     70,000
150,000          36,000   48,000   60,000    72,000     84,000
175,000          42,000   46,000   70,000    84,000     98,000
200,000          48,000   64,000   80,000    96,000    112,000

The plan is available to all employees as they become eligible. The basic retirement benefit is payable for 120 months certain and life thereafter, based upon a formula of 1.6% of the highest five years average monthly salary for each year of service. The compensation used to determine the average monthly salary under the plan includes only base salary of employees (see "Salary" in the Summary Compensation Table). An employee may also elect from various joint, survivor, lump sum and annuitant provisions that would change the above amounts. Social Security benefits would be in addition to the amounts received under Delta's pension plan.

Mr. Jennings has sixteen years of credited service in the plan.


                   Employment Contract and Termination of
                 Employment and Change in Control Agreement

Delta entered into an agreement with Mr. Jennings on May 31, 1995. The agreement provides for Mr. Jennings' employment in his present capacity through November 30, 2000, and such agreement continues on a year-to-year basis thereafter. This agreement provides for the termination of Mr. Jennings' employment in the event of his death or incapacity or for cause. In addition, Mr. Jennings may terminate his employment following a change in control if he determines in good faith that, due to the change in control, his continued employment is not in Delta's best interests or he is unable to carry out his duties effectively. A change in control is defined as a change in control that would be required to be reported under Regulation 14A of the Securities and Exchange Act of 1934 or an acquisition by any person or entity of twenty percent or more of Delta's issued and outstanding voting Common Stock.

Under the agreement, if Delta terminates Mr. Jennings without cause, or if Mr. Jennings terminates the agreement following a change in control because he determines in good faith that his continued employment is not in Delta's best interests or that he is unable to carry out his duties effectively, then in any such instance Delta is required to continue to pay Mr. Jennings as severance pay an amount equal to his salary for the number of years remaining under the agreement, but in no event less than three years. Mr. Jennings' current yearly salary is $136,000. In addition, in all such cases the agreement provides for the continuance, at not less than present levels, of Mr. Jennings' employee benefit plans and practices, including the retirement plan, 401-K Plan, stock purchase plan, life and accidental death and dismemberment insurance, company furnished automobile and office, vacation plan, and medical, dental, health, and long term disability plans, and the agreement obligates Delta to forgive any unpaid principal outstanding on a loan made to him (see "Certain Relationships and Related Transactions" for a description of this loan).

If, as described above, Mr. Jennings elects under the terms of the agreement to terminate his employment following a change in control, he has, in addition to the rights described in the immediately preceding paragraph, the right to a lump sum payment for all such amounts due to him under the agreement as salary.

Delta also has agreed to indemnify Mr. Jennings for actions taken by him in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.

                        Security Ownership Of Certain
                    Beneficial Owners and Management (1)

                        Amount and Nature
                             Of Beneficial             Percent Of
Name Of Owner           Ownership(2)(3)(4)               Stock

Donald R. Crowe               3,326                        *
                        (925 shares jointly owned)

Billy Joe Hall                3,087                        *

Jane W. Hylton                6,225                        *
                        (588 shares jointly owned)

Glenn R. Jennings             4,900                        *

Harrison D. Peet (5)          18,356                       *

Virgil E. Scott               12,342                       *

Henry C. Thompson              4,169                       *

Arthur E. Walker, Jr. (6)     18,719                       *
                        (5,954 shares jointly owned)

Robert M. Watt III (7)         2,960                       *
                        (451 shares jointly owned)

All Directors and             74,084                     3.9%
Officers as a           (7,918 shares jointly owned)
Group (13 persons)


* Less than 1%.


(1) The only class of stock issued and outstanding is Common Stock.

(2) Under  the terms of Delta's Employee Stock Purchase Plan, all  Officers and employees (with certain limited exceptions) have the right to contribute 1% of their July 1, 1995 annual salary level on a monthly basis. At the end of fiscal 1996, Delta will issue its Common Stock, based upon 1996 contributions, using an average of the last sale price of Delta's stock as quoted in the National Association of Securities Dealers Automated Quotation National Market System at the close of business for the last five business days in June, 1996, and will match those share so purchased. If employees cease to participate in the plan prior to year end, their contribution will be returned with no matching Company portion. The continuation and terms of the plan are subject to approval by Delta's Board of Directors on an annual
    basis.   Accordingly,  all the persons listed who are Officers  (Directors, however, have no rights under this plan, unless they are also Officers) have the right to participate in the Plan in 1996. Stock acquired pursuant to the Plan during fiscal 1996 will not be issued until July, 1996. Accordingly, ownership figures in the above table do not include shares to be issued under the Plan for fiscal 1996.

(3) The persons listed, unless otherwise indicated in this column, are the sole owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(4) The figures, which are as of August 1, 1995, are based on information supplied to Delta by its Officers and Directors.

(5) The listed shares include 15,000 shares held by Mr. Peet's wife in a voting trust, which is administered and voted by Mr. Peet.

(6) The listed shares include 3,358 shares held by Mr. Walker as guardian for his children and 616 shares held by his wife.

(7) The listed shares include 549 shares held by Mr. Watt as guardian for his children.


               Certain Relationships and Related Transactions

Robert M. Watt III, a partner in the law firm of Stoll, Keenon & Park in Lexington, Kentucky, is a Director of Delta. Stoll, Keenon & Park represents Delta as general counsel in various legal and regulatory matters. During fiscal 1995, Delta paid Stoll, Keenon & Park $97,105 for legal services, and it is anticipated that this firm will continue to perform legal services for the Company during fiscal 1996. In the opinion of Management, transactions with Stoll, Keenon & Park were on terms as fair as might be expected in transactions with unaffiliated parties. Mr. Watt's term on Delta's Board expires in November, 1995, and Mr. Watt has decided not to stand for re-election.

Delta has an agreement with Glenn R. Jennings, President and Chief Executive Officer and a Director of Delta, under the terms of which Mr. Jennings received a secured loan of $132,000. The agreement provides that interest is to be paid by Mr. Jennings at the annual rate of 8%, payable monthly, with Delta forgiving $2,000 of the principal amount for each month of service Mr. Jennings completes (forgiveness $1,000 each month until September 1, 1994). The outstanding balance on this loan was $126,000 as of August 31, 1995. The maximum amount outstanding during fiscal 1995 was $132,000.



                           Appointment of Auditors

(Delta's Board of Directors recommends voting FOR this Proposal, which is designated in the Proxy as Item 2.)

Subject to approval of Delta's Common Shareholders, the Board of Directors of Delta has appointed Arthur Andersen LLP as independent public accountants and auditors in connection with Delta's accounting matters and to make an annual audit of the accounts of Delta and its subsidiary companies for the fiscal year ending June 30, 1996. Arthur Andersen LLP have been auditors for Delta since 1962 and, both by virtue of their long familiarity with Delta's affairs and their ability, are considered to be well qualified to perform this important function. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders, and they will have an opportunity to make a statement, if they so desire, and will be available to respond to questions.


                           Shareholders' Proposals

Proposals of security holders intended to be presented at Delta's 1996 annual meeting must be received by Delta no later than June 13, 1996, in order to be included in Delta's proxy statement and form of proxy related to that meeting.

                            Financial Statements

Delta's 1995 Annual Report to Shareholders containing financial statements will precede or accompany the mailing of this proxy to Common Shareholders.

                                Other Matters

Management is not aware of any other matters to be presented at the meeting of Shareholders to be held on November 16, 1995. However, if any other matters come before the meeting, it is intended that the Holders of proxies solicited hereby will vote such shares thereon in their discretion.

As of the close of business on October 2, 1995, the record date fixed for determination of voting rights, Delta had outstanding 1,881,752 shares of Common Stock, each share having one vote. A majority of the shares entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is set). If a quorum exists, action on a matter (other than the election of Directors) will be approved if the votes cast favoring the action exceed the votes cast opposing the action unless a higher vote is required by law.

Under applicable Kentucky law, each Common Shareholder of Delta is entitled to vote cumulatively for the election of Directors. This means that each Common Shareholder has the right to give one Nominee votes equal to the number of Directors to be elected multiplied by the number of shares of Common Stock the Shareholder possesses or to distribute such votes among two or more Nominees as the Shareholder desires. The two nominees for Director receiving the highest number of votes will be elected.

There are no conditions precedent to the exercise of cumulative voting rights.

Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., "broker non-vote"), will be counted to determine the presence of a quorum but will not be deemed present for other purposes and will not be the equivalent of a "no" vote on a proposition. Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance. An abstention is not the equivalent of a "no" vote on a proposition.

Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Shareholders' meeting.

Any stockholder may obtain without charge a copy of Delta's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year 1995, by submitting a request in writing to: John F. Hall, Vice President - Finance, Secretary and Treasurer, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, KY 40391.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

John F. Hall
Vice President - Finance,
Secretary and Treasurer

October 10, 1995



The Company

Delta Natural Gas Company, Inc. (Delta or the Company) is engaged in the distribution, transmission and production of natural gas in its service area in 17 counties in central and southeastern Kentucky. Delta has warehouse facilities in Corbin and Winchester and branch offices in Barbourville, Berea, Corbin, London, Manchester, Middlesboro, Nicholasville, Owingsville, Stanton, and Williamsburg, with which it serves approximately 34,000 residential, commercial, industrial and transportation customers.

Unless the context requires otherwise, references to Delta include Delta and its four wholly-owned subsidiaries, Delta Resources, Inc. (Resources), Delgasco, Inc. (Delgasco), Deltran, Inc. (Deltran) and Enpro, Inc. (Enpro). Resources buys gas and resells it to industrial customers on Delta's system and to Delta for system supply. Delgasco buys gas and resells it to Resources and to customers not on Delta's system. Deltran was formed to engage in potential pipeline and storage projects under consideration. Enpro owns and operates existing production properties. Delta and its subsidiaries are managed by the same officers.
Letter to Shareholders

     This has been a good year for Delta in many respects. We have increased our customer base by 3.5% and capital expenditures exceeded $8 million, a large portion of which to provided services to new customers as well as enhanced our system for the future. We have continued to streamline our operations and improve efficiency. This helped to control our operations and maintenance expenses.

      Unfortunately, despite all our positive efforts, we experienced a very mild winter. Degree days were only 89% of normal 30 year averages, as compared with 106% in 1994. As a result, our sales volumes decreased by over 600,000 Mcf in 1995 as compared with 1994, and net income per common share decreased from $1.50 in 1994 to $1.04 in 1995.

      We are optimistic about Delta's future. Our service area continues to grow and develop. Opportunities continue for us to convert customers from other fuel sources. We have an outstanding team of employees that is well trained and equipped to provide excellent service in our increasingly changing and competitive industry.

     We actively promote natural gas' quality advantages and its availability as a safe, efficient, convenient fuel for our customers. Natural gas is used for many needs, including space heating, cooking, clothes drying, air cooling, water heating and lighting. Customers utilize natural gas for pool heaters, grills and lighting. New technology such as the York Triathlon heating and cooling system is making natural gas available for cooling in summer and heating in winter from one outside unit. Natural gas is used for commercial and industrial cooling, and is utilized by industry for a variety of manufacturing heat processes. Also, compressed natural gas is being used as a vehicle fuel. We presently have a natural gas fill station in Laurel County and 25 of our company vehicles are already converted to operate on natural gas. We are considering expansion in this area.

      Our plans for the next year and beyond include a continuance of our efforts to provide for Delta's growth. We plan to purchase and convert to underground storage certain natural gas production wells and leases in southeastern Kentucky. We will continue our efforts to extend natural gas service to new customers and to provide service to those who wish to convert from other fuels.

     Thank you for your continued support of the Company.

Sincerely,

/s/H.D. Peet                       /s/Glenn R. Jennings

H. D. Peet                         Glenn R. Jennings
Chairman of the Board              President and Chief
                                   Executive Officer
August 14, 1995

Selected Consolidated Financial Information
For the Years
Ended June 30,                  1995       1994(a)        1993        1992       1991(b)

  Summary of Operations ($)

   Operating
   revenues ........         31,844,339    34,846,941  31,221,410  29,200,834  26,778,255

   Operating
   income ..........          4,255,088     4,850,673   4,791,816   4,586,323   3,039,045

   Net income ......          1,917,735     2,671,001   2,620,664   2,453,813   1,162,582

   Earnings per
   common share ....               1.04          1.50        1.60        1.52        0.73

   Dividends
   declared per
   common share ....               1.12         1.105       1.085        1.08        1.08

Average Number of
Common Shares
Outstanding ........          1,850,986     1,775,068   1,635,945   1,612,437   1,586,235

Total Assets ($)....         65,948,716    61,932,480  55,129,912  50,478,014  47,816,330

Capitalization ($)..

   Common share-
   holders' equity .         22,511,513    22,164,791  17,501,045  16,227,158  15,147,551

   Long-term debt ..         23,702,200    24,500,000  19,596,401  20,187,826  21,473,431

   Total
   capitalization ..         46,213,713    46,664,791  37,097,446  36,414,984  36,620,982

Short-Term
Debt ($) (c) .......          6,732,700     3,205,000   7,729,000   4,029,000   2,616,000

Other Items ($)

   Capital
   expenditures ....          8,122,838     7,374,747   6,289,508   5,074,483   5,213,319

   Total plant .....         84,944,969    77,882,135  71,187,860  66,032,217  61,757,666


        (a) During October 1993, $15 million of debentures and 170,000 shares of Common Stock were sold, and the proceeds were used to repay short-term debt and to refinance certain long-term debt.
        (b) During May, 1991, $10 million of debentures were sold, and the proceeds were used to repay short-term debt.
        (c)  Includes current portion of long-term debt.

Corporate Mission

Delta will provide safe, reliable, high quality service to all its customers at competitive prices; strive for the best achievable customer satisfaction; ensure an optimal work environment for its employees; enhance the quality of its shareholders' investments; and maintain positive relationships with governmental officials, regulatory agencies and the general public.

                          NATURAL GAS HAS MANY USES


   Space heating - warm, comfortable, efficient, safe, reliable

   Cooking - precise temperature control

   Clothes drying - efficient, economical, easy on clothes

   Water heating - adequate hot water, quick recovery, low cost

   Pool heaters - maintain water temperatures desired

   Natural gas logs and fireplaces - warmth, beauty without the mess of wood fires

   Lighting - charming, soft warmth, ambiance

   Gas grills - provide controlled heat, without the charcoal mess, with reliable, available fuel

   Process loads - heat uses for large commercial and industrial businesses, including furnaces and ovens

   Cooling - commercial and industrial cooling equipment to meet a variety of cooling needs.

   Vehicle fuel - clean, efficient compressed natural gas fuel for a variety of vehicles


SUMMARY OF OPERATIONS

Gas Operations and Supply

Delta provides retail gas distribution and transportation service to approximately 34,000 customers in its service area in 17 predominantly rural counties in Kentucky. The economy of Delta's service area in central and southeastern Kentucky is based principally on coal mining, farming and light industry. The four largest service areas are Corbin, Nicholasville, Middlesboro and Berea, where Delta serves approximately 6,000, 5,700, 3,700 and 3,500 customers, respectively.

The Company's revenues are affected by various factors, including rates billed to customers, the cost of natural gas, economic conditions in the areas that the Company serves, weather conditions and competition. Delta competes for customers and sales with alternate sources of energy including electricity, coal, oil, propane and wood. Gas costs, which the Company is generally able to pass through to customers under its gas cost recovery clause, may affect Delta's competitive position or may cause customers to conserve, or in the case of industrial customers, to use alternative energy sources. Also, the potential bypass of Delta's system by industrial customers and others is a competitive concern that Delta has and will continue to address. In recent years, regulatory changes at the federal level and changes in the participants in the natural gas industry have led to a national spot market for natural gas. The Company's marketing subsidiaries purchase gas and resell it to various industrial customers and others in competition with producers and marketers.

Delta's retail sales are seasonal and temperature-sensitive as the majority of the gas sold by Delta is used for heating. This seasonality impacts
Delta's liquidity position and its management of its working capital requirements (see Management's Discussion and Analysis of Financial Condition and Results of Operations). Currently, over 99% of Delta's customers are residential and commercial. Delta's remaining light industrial customers purchased approximately 6% of the total volume of gas sold by Delta at retail during 1995.

Retail  gas  sales in 1995 were approximately 3,724,000 thousand  cubic  feet
(Mcf), as compared to approximately 4,334,000 Mcf in 1994. Heating degree days for 1995 were approximately 89.6% of the 30 year average as compared with 106.2% in 1994. As a result of this warmer weather, sales volumes decreased by 609,000 Mcf, or 14.1%, in 1995. The number of customers served increased by approximately 1,100, or 3.5%, during 1995 as Delta continued to extend its system to new customers and to convert customers to natural gas from other fuels. Delta's service area continued to expand, resulting in growth opportunities for the Company. Industrial parks have been developed in certain areas and have resulted in new industrial customers, some of whom are on-system transportation customers.

A total of $3,049,000 of transportation revenues was earned during 1995 as compared with $2,933,000 during 1994. Total volumes transported were 3,842,000 Mcf in 1995 as compared to 4,183,000 Mcf in 1994. As of June 30, 1995, Delta had 43 on-system transportation customers (customers who purchase their gas from others) and 5 off-system transportation customers (deliveries made by Delta to other pipelines).

Transportation revenues include $2,588,000 earned during 1995 and $2,310,000 earned during 1994 for transportation of 2,390,000 Mcf and 2,186,000 Mcf,
respectively,   on   behalf  of  on-system  customers.   Delta's   off-system
transportation  includes  deliveries for interconnected  interstate  pipeline
systems.    During   1995  and  1994,  1,452,000  Mcf  and   1,997,000   Mcf,
respectively, were transported for off-system deliveries. The decline in off-system transportation in 1995 was primarily due to reduced deliveries from some local production.

Some producers in Delta's service area can access certain pipeline delivery systems other than Delta, which provides competition from others for transportation of such gas. Delta will continue its efforts to purchase or transport any natural gas available that is produced in reasonable proximity to its facilities.

Recognizing competitive concerns, Delta will continue to maintain an active gas supply management program that emphasizes long-term reliability and the pursuit of cost effective sources of gas for its customers. Delta purchases gas supplies from interstate pipelines, intrastate suppliers and others. Delta has transportation and storage capacity available on certain interstate pipelines for deliveries of gas through those facilities. The Company anticipates an adequate gas supply for service to existing customers and to provide for growth.

During the past few years, the Federal Energy Regulatory Commission (FERC) has restructured interstate natural gas pipeline operations, services and rates as a part of its Order 636 proceedings. This restructuring resulted in Delta's involvement in proceedings with its interstate pipeline suppliers, Tennessee Gas Pipeline Company (Tennessee), Columbia Gas Transmission Corporation (Columbia) and Columbia Gulf Transmission Company (Columbia
Gulf). Delta contracted for transportation and storage services with these three pipelines, with gas supplies purchased from gas marketers. The FERC approved Tennessee's new rates and services effective September 1, 1993, and Columbia's and Columbia Gulf's new rates and services effective November 1, 1993.

Enpro produces oil and gas from leases it owns in southeastern Kentucky. Enpro natural gas production is purchased by the Company for system supply and its remaining proved, developed natural gas reserves are estimated at approximately 4.7 million Mcf. During 1995, Delta purchased approximately 222,000 Mcf from these properties. Oil production has not been significant.

As an active participant in many areas of the natural gas industry, Delta plans to continue its efforts to expand its gas distribution system. Delta is considering acquisitions of other gas systems, some of which are contiguous to its existing service areas, as well as continued expansion within its existing service areas. The Company also anticipates continuing activity in gas production and transportation areas and plans to pursue and increase these activities wherever practicable. The Company will continue to consider the construction or acquisition of additional transmission, storage and gathering facilities to provide for increased transportation and enhanced supply and system flexibility.


Regulatory Matters

Delta is subject to the regulatory authority of the Public Service Commission of Kentucky (PSC) with respect to various aspects of its business, including rates and service to retail and transportation customers. Delta's last rate case was filed in 1990 and settled in May, 1991. Delta currently has no general rate case filed.

On  January  29,  1993, the PSC established an administrative  proceeding  to investigate the reasonableness of current state regulatory practices, in particular purchased gas cost recovery mechanisms, in light of FERC Order
636. Delta is a party to this proceeding. Delta currently has a Gas Cost Recovery (GCR) clause, which provides for a dollar-tracker that matches revenues and gas costs and allows eventual full recovery of gas costs. This clause requires Delta to make quarterly filings with the PSC, but such procedure does not require a general rate case. The GCR mechanism provides for any over or under-recovery of purchased gas costs to be reflected in the rates charged to customers.

In an Order dated December 22, 1993, in its administrative proceeding, the PSC provided for pipeline transition costs and certain other components of gas supply costs to appropriately be recovered through regulated utilities' purchased gas recovery mechanisms. Delta's quarterly GCR filings include certain pipeline transition costs and various components of gas supply costs as a result of the FERC Order 636 restructuring. The PSC has approved such filings and Delta has implemented rates reflecting these increased costs. Other issues, including those related to the FERC Order 636 restructuring, are currently the subject of consideration in this continuing administrative proceeding.

In addition to PSC regulation, Delta may obtain non-exclusive franchises from the cities and communities in which it operates authorizing it to place its facilities in the streets and public grounds. However, no utility may obtain a franchise until it has obtained from the PSC a certificate of convenience and necessity authorizing it to bid on the franchise. Delta holds franchises in four of the ten cities in which it maintains a branch office and in six other communities it serves. In the other cities or communities, either Delta's franchises have expired, the communities do not have governmental organizations authorized to grant franchises, or the local governments have not required, or do not want to offer, a franchise. Delta attempts to acquire or reacquire franchises whenever the communities desire or require them.

Without a franchise, a local government could require Delta to cease its occupation of the streets and public grounds or prohibit Delta from extending its facilities into any new area of that city or community. To date, the absence of a franchise has had no adverse effect on Delta's operations.


Capital Expenditures

Capital expenditures during fiscal 1995 were approximately $8.1 million and for fiscal 1996 are estimated to be approximately $12.4 million. These include planned expenditures for development of underground gas storage, system extensions, computer system upgrades, and the replacement and improvement of existing transmission, distribution, gathering and general office facilities.


Financing

The Company's capital expenditures and operating cash requirements are met through the use of internally generated funds and a short-term line of
credit.   The  available line of credit at June 30, 1995 was $15  million  of
which  approximately  $5.7  million  had  been  borrowed.   These  short-term
borrowings are periodically repaid with long-term debt and equity securities, as was done in October, 1993, when the net proceeds of approximately $17.8 million from the sale of $15 million of debentures and 170,000 shares of common stock were used to refinance certain long-term debt and to repay short-term notes payable.

Present plans are to utilize the short-term line of credit to help meet planned capital expenditures and operating cash requirements. The amounts and types of future long-term debt and equity financings will depend upon the Company's capital needs and market conditions.

During 1995 the requirements of the Employee Stock Purchase Plan were met through the issuance of 2,492 shares of common stock resulting in an increase of $48,444 in Delta's common shareholders' equity. The Dividend Reinvestment and Stock Purchase Plan (see Note 3 of the Notes to Consolidated Financial Statements) resulted in the issuance of 25,802 shares of common stock, providing an increase of $434,392 in Delta's common shareholders' equity.


Common Stock Dividends and Prices

Delta has paid cash dividends on its common stock each year since 1964. While it is the intention of the Board of Directors to continue to declare dividends on a quarterly basis, the frequency and amount of future dividends will depend upon the Company's earnings, financial requirements and other relevant factors.

The Company's common stock trades on the Nasdaq Stock Market under the symbol DGAS. The accompanying table reflects the high and low sales prices during each quarter as reported by Nasdaq and the quarterly dividends declared per share.

                    Range of Stock Prices ($)     Dividends
Quarter             High                Low       Per Share

Fiscal 1995
First               20                  17 1/2       .28
Second              18                  15 3/4       .28
Third               18 3/4              16           .28
Fourth              18 1/2              16 3/4       .28

Fiscal 1994
First               22 1/4              18 3/4       .275
Second              23 1/2              21           .275
Third               21 3/4              19           .275
Fourth              20 1/2              17 1/4       .28



There were 2,091 record holders of Delta's common stock as of August 1, 1995.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Liquidity and Capital Resources

Capital expenditures for Delta for 1996 are expected to be approximately $12.4 million. Delta generates internally only a portion of the cash necessary for its capital expenditure requirements and finances the balance of its capital expenditures on an interim basis through the use of its
borrowing  capability  under  its short-term line  of  credit.   The  current
available line of credit is $15 million of which approximately $5.7 million had been borrowed at June 30, 1995, at an interest rate of 6.9%. The maximum amount borrowed during 1995 was $8,430,000. Delta had an average interest rate of 6.5% for 1995. The current line of credit extends until November, 1995. Short-term borrowings are periodically repaid with the proceeds from the issuance of long-term debt and equity securities, as was done in October, 1993, when the net proceeds of approximately $17.8 million from the sale of $15 million of debentures and 170,000 shares of common stock were used to repay short-term debt and to refinance certain long-term debt. The amounts and types of future long-term debt and equity financings will depend upon the Company's capital needs and market conditions.

Delta's sales are seasonal in nature, and the largest proportion of cash is received during the winter heating months when sales volumes increase considerably. During non-heating months, cash needs for operations and construction are partially met through short-term borrowings. Additionally, most construction activity takes place during the non-heating season because of more favorable weather conditions, thus increasing seasonal cash needs.

Cash provided by operating activities consists of net income and noncash items including depreciation, depletion, amortization and deferred income taxes. Additionally, changes in working capital are also included in cash provided by operating activities. The Company expects that internally generated cash, coupled with seasonal short-term borrowings, will continue to be sufficient to satisfy its operating, capital expenditure and dividend requirements over the next year.

The primary sources and uses of cash during the last three years are summarized below:

Sources(Uses)             1995           1994         1993

Provided by operat-
  ing activities      $ 6,943,183   $  6,172,019  $ 4,567,023

Capital expenditures  $(8,122,838)  $ (7,374,747) $(6,289,508)

Dividends on common
  stock               $(2,073,374)  $ (1,972,368) $(1,775,411)

Issuance of common
  stock, net          $   502,361   $  3,965,113  $   428,634

Issuance of deben-
  tures, net          $     --      $ 14,246,937  $     --

Repayment of long-
  term debt           $  (240,100)  $(11,330,286) $  (591,425)

Increase (decrease)
  in notes payable    $ 2,970,000   $ (3,765,000) $ 3,700,000


Results of Operations

Operating Revenues

The decrease in operating revenues for 1995 of approximately $3,003,000 was due primarily to a decrease in retail sales volumes of approximately 609,000 Mcf as a result of the warmer winter weather in 1995 (89.6% of thirty year average weather compared to 106.2% for 1994) and an approximate $162,000 (545,000 Mcf) decrease in off-system transportation due to reduced deliveries from some local production. The decrease was partially offset by an increase in on-system transportation of $278,000 due to a 204,000 Mcf increase in volumes transported and by an increase in customers served of approximately 1,100, or 3.5%.

The increase in operating revenues for 1994 of approximately $3,626,000 was due primarily to an increase in retail sales volumes of approximately 344,000 Mcf as a result of the colder winter weather in 1994 (106.2% of thirty year average weather compared to 99.6% for 1993), and an increase in customers served of 796, or 2.5%. The increase in operating revenues was partially offset by an approximate $213,000 decrease in transportation revenues for off-system customers resulting from decreased volumes of approximately 671,000 Mcf due primarily to reduced volumes shipped by others on a leased pipeline that has been inactive since October, 1992, and due to certain producers who shipped gas into markets that did not require the use of Delta's system.


Operating Expenses

The decrease in purchased gas expense of approximately $1,753,000 for 1995 was due primarily to the decreased retail sales volumes.

The increase in purchased gas expense of approximately $3,016,000 for 1994 was due primarily to increases in the cost of gas purchased for retail sales and to an increase in retail sales volumes.

The   decrease  in  operation  and  maintenance  expenses  during   1995   of
approximately $380,000 was due primarily to decreases in payroll and related benefit costs.

The increases in depreciation expense during 1995 and 1994 of approximately $206,000 and $145,000, respectively, were due primarily to additional depreciable plant.

The increase in taxes other than income taxes during 1994 of approximately $78,000 was primarily due to increased property taxes that resulted from increased plant, and to increased payroll taxes that resulted from increased wages and payroll tax rates.

Changes in income taxes during the periods of approximately $467,000 and $34,000 for 1995 and 1994, respectively, were primarily due to changes in net income. The Omnibus Budget Reconciliation Act of 1993 did not result in additional income taxes for Delta. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", effective on July 1, 1993, as required. SFAS No. 109, adopts the liability method of accounting for income taxes, requiring deferred income tax assets and liabilities to be computed using tax rates that will be in effect when the book and tax temporary differences reverse. For regulated companies, the change in tax rates applied to accumulated deferred income taxes may not be immediately recognized in operating results because of ratemaking treatment. A regulatory liability has been established to recognize the future revenue requirement impact from these deferred taxes. As a result, the adoption of SFAS No. 109 did not have a material impact on the results of operations or financial position of the Company.


Interest Charges

The increase in other interest charges for 1995 of approximately $176,000 was due primarily to increased average short-term borrowings and increased average interest rates for the period.


  Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Income

For the Years Ended June 30,                1995         1994          1993

Operating Revenues ............        $31,844,339   $34,846,941   $31,221,410

Operating Expenses

   Purchased gas ..............         15,497,156   $17,250,556   $14,234,258
   Operation and maintenance
     (Note 1) .................          8,002,797     8,382,767     8,020,622

   Depreciation and depletion
     (Note 1) .................          2,183,558     1,977,868     1,833,072

   Taxes other than income
     taxes ....................            863,340       875,477       797,942

   Income taxes (Note 1) ......          1,042,400     1,509,600     1,543,700

      Total operating expenses.        $27,589,251   $29,996,268   $26,429,594

Operating Income ..............          4,255,088   $ 4,850,673   $ 4,791,816

Other Income and Deductions, Net            50,582        34,987        39,681

Income Before Interest Charges.        $ 4,305,670   $ 4,885,660   $ 4,831,497

Interest Charges

   Interest on long-term debt..        $ 1,879,442   $ 1,879,526   $ 1,875,901

   Other interest .............            419,693       243,729       258,405

   Amortization of debt expense             88,800        91,404        76,527

      Total interest charges ..        $ 2,387,935   $ 2,214,659   $ 2,210,833

Net Income                             $ 1,917,735   $ 2,671,001   $ 2,620,664

Weighted Average Number of
Common Shares Outstanding .....          1,850,986     1,775,068     1,635,945

Earnings Per Common Share .....        $      1.04   $      1.50   $      1.60

Dividends Declared Per Common
Share .........................        $      1.12   $     1.105   $     1.085

            The accompanying notes to consolidated financial statements are an integral part of these statements.


  Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Cash Flows

For the Years Ended June 30,               1995          1994         1993

Cash Flows From Operating Activities:
   Net income ......................   $ 1,917,735    $ 2,671,001    $ 2,620,664

   Adjustments to reconcile net
   income to net cash from
   operating activities:
      Depreciation, depletion and
        amortization ...............    2,272,358      2,069,013      1,922,102
      Deferred income taxes and
        investment tax credits .....      (77,000)       874,800        839,100
      Other - net ..................      602,180        446,969        493,848

   (Increase) decrease in assets:
      Accounts receivable ..........     (118,237)       802,197       (707,605)
      Materials and supplies .......      173,319       (229,275)       155,358
      Prepayments ..................     (105,903)        25,701          8,096
      Other assets .................     (209,225)          (780)       (95,564)

   Increase (decrease) in
   liabilities:
      Accounts payable .............     (178,609)       513,265        438,897
      Refunds due customers ........       83,572        358,270         37,226
      Accrued taxes ................      (72,210)       (34,543)      (162,982)
      Other current liabilities ....       69,742         38,675         16,435
      Advance (deferred) recovery
        of gas cost ................    2,583,128     (1,372,030)      (993,136)
      Advances for construction and
        other ......................        2,333          8,756         (5,416)

         Net cash provided by
           operating activities ....  $ 6,943,183    $ 6,172,019    $ 4,567,023

Cash Flows From Investing Activities:
   Capital expenditures ............  $(8,122,838)   $(7,374,747)   $(6,289,508)

         Net cash used in investing
           activities ..............  $(8,122,838)   $(7,374,747)   $(6,289,508)


  Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Cash Flows
                          (continued)

For the Years Ended June 30,               1995           1994           1993

Cash Flows From Financing Activities:
   Dividends on common stock .......  $(2,073,374)   $(1,972,368)   $(1,775,411)
   Issuance of common stock, net....      502,361      3,965,113        428,634
   Issuance of debentures, net......         -        14,246,937            -
   Repayment of long-term debt .....     (240,100)  (11,330,286)       (591,425)
   Increase (decrease) in notes
     payable .......................    2,970,000    (3,765,000)      3,700,000

         Net cash provided by
           financing activities       $ 1,158,887   $ 1,144,396     $ 1,761,798

Net Increase (Decrease) in Cash and
Cash Equivalents ...................  $   (20,768)  $   (58,332)    $    39,313

Cash and Cash Equivalents,
Beginning of Year ..................      156,547       214,879         175,566

Cash and Cash Equivalents,
End of Year ........................  $   135,779   $   156,547     $   214,879


Supplemental Disclosures of Cash Flow Information:

Cash paid during the year for:
   Interest                          $ 2,253,472     $ 2,141,705     $ 2,107,168
   Income taxes                      $ 1,264,942     $   715,000     $   952,851


            The accompanying notes to consolidated financial statements are an integral part of these statements.


          Delta Natural Gas Company, Inc. and  Subsidiary Companies

Consolidated Balance Sheets

As of June 30,                                     1995           1994

Assets
   Gas Utility Plant, at cost ..............   $84,944,969     $77,882,135
     Less - Accumulated provision for
     depreciation ..........................   (24,588,203)    (22,862,469)

         Net gas plant                         $60,356,766     $55,019,666

   Current Assets
      Cash and cash equivalents ............   $   135,779     $   156,547
      Accounts receivable, less accumulated
        provisions for doubtful accounts of
        $81,608 and $131,324 in 1995 and
        1994, respectively .................     1,236,199       1,117,962
      Gas in storage, at average cost ......       490,710         352,572
      Deferred gas costs (Note 1) ..........          -          1,471,342
      Materials and supplies, at first-in,
        first-out cost .....................       527,442         700,761
      Prepayments ..........................       423,246         317,343

         Total current assets                  $ 2,813,376     $ 4,116,527

   Other Assets
      Cash surrender value of officers' life
        insurance (face amount of $1,044,355
        and $1,031,000 in 1995 and 1994,
        respectively) ......................   $   293,116     $   269,029
      Note receivable from officer .........       130,000          83,000
      Unamortized debt expense and other
        (Note 5) ...........................     2,355,458       2,444,258

         Total other assets                    $ 2,778,574     $ 2,796,287

            Total assets                       $65,948,716     $61,932,480


Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets (continued)

As of June 30,                                      1995         1994

Liabilities and Shareholders' Equity

   Capitalization (See Consolidated Statements
   of Capitalization)
      Common shareholders' equity ..........   $22,511,513  $22,164,791
      Long-term debt (Note 5) ..............    23,702,200   24,500,000

         Total capitalization ..............   $46,213,713  $46,664,791

   Current Liabilities
      Notes payable (Note 4) ...............   $ 5,675,000  $ 2,705,000
      Current portion of long-term debt
        (Note 5) ...........................     1,057,700      500,000
      Accounts payable .....................     1,955,231    2,133,840
      Accrued taxes ........................       363,948      436,158
      Refunds due customers ................       479,637      396,065
      Advance recovery of gas cost..........     1,111,786            -
      Customers' deposits ..................       331,708      342,979
      Accrued interest on debt .............       473,001      427,338
      Accrued vacation .....................       454,728      454,362
      Other accrued liabilities ............       349,872      314,888

         Total current liabilities             $12,252,611  $ 7,710,630

   Deferred Credits and Other
      Deferred income taxes ................  $  5,510,400  $ 5,116,400
      Investment tax credits ...............       850,400      921,800
      Regulatory liability (Note 1) ........       912,900    1,312,500
      Advances for construction and other ..       208,692      206,359

         Total deferred credits and other       $7,482,392  $ 7,557,059

   Commitments and Contingencies (Note 6) ..

            Total liabilities and
            shareholders' equity ............  $65,948,716  $61,932,480



        The accompanying notes to consolidated financial statements are an integral part of these statements.

        Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Changes in
Shareholders' Equity

For the Years Ended June 30,                    1995         1994         1993

Common Shares
   Balance, beginning of year ............   $ 1,839,340   $ 1,648,485   $ 1,624,878
     $1.00 par value of  29,394, 190,855
       and 23,607 shares issued in 1995,
       1994 and 1993, respectively -
       Public issuance of common shares ..          -          170,000          -
       Dividend reinvestment and stock
         purchase plan ...................        25,802        15,355        16,265
       Employee stock purchase plan and
         other ...........................         3,592         5,500         7,342

   Balance, end of year ..................   $ 1,868,734   $ 1,839,340   $ 1,648,485

Premium on Common Shares
   Balance, beginning of year ............   $19,532,909   $15,562,427   $15,157,400
     Premium on issuance of common shares-
       Public issuance of common shares ..          -        3,570,000         -
       Dividend reinvestment and stock
         purchase plan ...................       425,357       293,782       281,074
       Employee stock purchase plan and
         other ...........................        64,377       106,700       123,953

   Balance, end of year ..................   $20,022,643   $19,532,909   $15,562,427

Capital Stock Expense
   Balance, beginning of year ............
                                           $(1,588,025)  $(1,391,801)  $(1,391,801)
      Issuance of common shares                (16,767)     (196,224)        --

   Balance, end of year .................. $(1,604,792)  $(1,588,025)  $(1,391,801)

Retained Earnings
   Balance, beginning of year ............     2,380,567   $ 1,681,934  $   836,681
     Net income ..........................     1,917,735     2,671,001    2,620,664
     Cash dividends declared on common
       shares - (See Consolidated
       Statements of Income for rates) ...    (2,073,374)   (1,972,368)  (1,775,411)

   Balance, end of year ..................   $ 2,224,928   $ 2,380,567  $ 1,681,934


     The accompanying notes to consolidated financial statements are an integral part of these statements.

Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Capitalization

As of June 30,                                     1995          1994

Common Shareholders' Equity
   Common shares, par value $1.00 per share
     (Notes 2 and 3)
     Authorized - 6,000,000 shares
     Issued and outstanding -
       1,868,734 and 1,839,340 shares in
       1995 and 1994, respectively .........   $ 1,868,734    $ 1,839,340
   Premium on common shares ................    20,022,643     19,532,909
   Capital stock expense ...................    (1,604,792)    (1,588,025)
   Retained earnings (Note 5) ..............     2,224,928      2,380,567

      Total common shareholders' equity ....   $22,511,513    $22,164,791

Long-Term Debt (Note 5)
   Debentures, 9%, due 2011 ................   $14,561,000    $15,000,000
   Capital lease, due 1998 .................    10,000,000     10,000,000
                                                   198,900           -


      Total long-term debt .................   $24,759,900    $25,000,000

   Less - Amounts due within one year,
     included in current liabilities .......    (1,057,700)      (500,000)

      Net long-term debt ...................   $23,702,200    $24,500,000

         Total capitalization ..............   $46,213,713    $46,664,791



        The accompanying notes to consolidated financial statements are an integral part of these statements.

DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  Summary of Significant Accounting Policies:

(a) Principles of Consolidation -- Delta Natural Gas Company, Inc. (Delta or the Company) has four wholly-owned subsidiaries. Delta Resources, Inc. (Resources) buys gas and resells it to industrial customers on Delta's system and to Delta for system supply. Delgasco, Inc. buys gas and resells it to Resources and to customers not on Delta's system. Deltran, Inc. was formed to engage in potential pipeline and storage projects under consideration. Enpro, Inc. owns and operates existing production properties. All subsidiaries of Delta are included in the consolidated financial statements. Intercompany balances and transactions have been eliminated.

(b) Cash Equivalents -- For the purposes of the Consolidated Statements of Cash Flows, all temporary cash investments with a maturity of three months or less at the date of purchase are considered cash equivalents.

(c) Depreciation -- The Company determines its provision for depreciation using the straight-line method and by the application of rates to various classes of utility plant. The rates are based upon the estimated service lives of the properties and were equivalent to composite rates of 2.8%, 2.7% and 2.7% of average depreciable plant for 1995, 1994 and 1993, respectively.

(d) Maintenance -- All expenditures for maintenance and repairs of units of property are charged to the appropriate maintenance expense accounts. A betterment or replacement of a unit of property is accounted for as an addition and retirement of utility plant. At the time of such a retirement, the accumulated provision for depreciation is charged with the original cost of the property retired and also for the net cost of removal.

(e) Gas Cost Recovery -- Delta has a Gas Cost Recovery (GCR) clause which provides for a dollar-tracker that matches revenues and gas costs and provides eventual dollar-for-dollar recovery of all gas costs incurred. The Company expenses gas costs based on the amount of gas costs recovered through revenue. Any differences between actual gas costs and those estimated costs billed are deferred and reflected in the computation of future billings to customers using the GCR mechanism.

(f) Revenue Recognition -- The Company records revenues as billed to its customers on a monthly meter reading cycle. At the end of each month, gas service which has been rendered from the latest date of each cycle meter reading to the month-end is unbilled.

(g) Revenues and Customer Receivables -- The Company supplies natural gas to approximately 34,000 customers in central and southeastern Kentucky. Revenues and customer receivables arise primarily from sales of natural gas to customers and from transportation services for others. Provisions for doubtful accounts are recorded to reflect the expected net realizable value of accounts receivable.

(h) Income Taxes -- The Company provides for income taxes on temporary differences resulting from the use of alternative methods of income and expense recognition for financial and tax reporting purposes. The differences result primarily from the use of accelerated tax depreciation methods for certain properties versus the straight-line depreciation method for financial purposes, differences in recognition of purchased gas cost recoveries and certain other accruals which are not currently deductible for income tax purposes. Investment tax credits were deferred for certain periods prior to fiscal 1987 and are being amortized to income over the estimated useful lives of the applicable properties.

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", effective on July 1, 1993, as required. SFAS No. 109 adopts the liability method of accounting for income taxes, requiring deferred income tax assets and liabilities to be computed using tax rates that will be in effect when the book and tax temporary differences reverse. For regulated companies, the change in tax rates applied to accumulated deferred income taxes may not be immediately recognized in operating results because of ratemaking treatment. A regulatory liability has been established to recognize the future revenue requirement impact from these deferred taxes. As a result, the adoption of SFAS No. 109 did not have a material impact on the results of operations or financial position of the Company. The temporary differences which gave rise to the net accumulated deferred income tax liability at June 30, 1995 are as follows:


                                      1995           1994
Deferred Tax Liabilities
     Accelerated depreciation      $7,186,700     $6,257,200
     Deferred gas cost                  -            580,400
     Debt expense                     413,500         29,400
     Other                            178,900        200,000

                                   $7,779,100     $7,067,000
Deferred Tax Assets
     Unamortized investment tax
        credit                     $  335,400     $  363,600
     Regulataory liabilities          360,100        517,700
     Alternative minimum tax credits  724,300        667,200
     Deferred gas cost                438,500           -
     Other                            410,400        402,100

                                   $2,268,700     $1,950,600

          Net accumulated deferred
          income tax liability     $5,510,400     $5,116,400


The components of the income tax provision are comprised of the following for the years ended June 30:


                                          1995          1994        1993
Components of income tax expense:
   Payable currently:
      Federal                          $  453,900     $  306,300  $  432,300
      State                               194,500        100,800     121,900
         Total                         $  648,400     $  407,100  $  554,200

   Deferred to future years from:
      Use of accelerated depreciation  $  929,500     $  675,000  $  660,300
      Deferred (advance) recovery of   (1,018,900)       541,200     418,000
        gas cost
      Other deferred tax effects, net     483,400      (113,700)     (88,800)

         Income tax expense            $1,042,400     $1,509,600  $1,543,700


Reconciliation of the statutory federal income tax rate to the effective income tax rate is shown in the table below:

                                        1995      1994      1993

Statutory federal income tax rate       34.0%     34.0%     34.0%

State income taxes net of federal
   benefit                               5.2       5.2       5.2

Amortization of investment tax
   credit                               (2.4)     (1.3)     (1.7)

Other differences - net                  (.9)      (.9)        -


Effective income tax rate               35.9%     36.5%     37.5%



(2)  Employee Benefit Plans:

(a) Defined Benefit Retirement Plan - Delta has a trusteed, noncontributory, defined benefit pension plan covering all eligible employees. Retirement income is based on the number of years of service and annual rates of compensation. The Company makes annual contributions equal to the amounts necessary to adequately fund the plan. The funded status of the pension plan and the amounts recognized in the Company's consolidated balance sheets at June 30 were as follows:


                                            1995            1994           1993

Plan assets at fair value              $5,358,108      $5,251,296    $ 4,931,658
Actuarial present value of benefit
  obligation:
   Vested benefits                     $3,605,363      $4,114,517    $ 4,042,029
   Non-vested benefits                     21,742          30,562         37,777
Accumulated benefit obligation         $3,627,105      $4,145,079    $ 4,079,806
Additional amounts related
   to projected salary increases        1,638,014       1,734,413      1,881,303
   Total projected benefit obligation $5,265,119 $5,879,492 $ 5,961,109 Plan assets in excess of (less than)
   projected benefit obligation        $   92,989      $(628,196)   $(1,029,451)
Unrecognized net assets at date of
   initial application being
   amortized over 15 years               (296,759)      (339,153)      (381,547)

Unrecognized net loss                     286,557         950,735      1,407,072
   Accrued pension asset (liability)   $   82,787     $  (16,614)   $    (3,926)


The assets of the plan consist primarily of common stock, bonds and certificates of deposit. Net pension costs for the years ended June 30 include the following:


                                              1995         1994          1993
Benefits earned during the year -
   service cost                        $  432,546     $  455,097    $   401,054
Interest cost on projected benefit
   obligation                             382,167        357,372        317,897
Actual return on plan assets             (623,972)       (45,100)      (356,971)
Net amortization and deferral             185,660       (353,530)       (24,856)
   Net periodic pension cost           $  376,401     $  413,839    $   337,124

The weighted average discount rates and the assumed rates of increase in future compensation levels used in determining the actuarial present values of the projected benefit obligation at June 30, 1995, 1994 and 1993 were 7.0%, 6.5% and 6.0%, respectively (discount rates), and 4% (rates of increase). The expected long-term rates of return on plan assets were 8%.

SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits", and SFAS No. 112, "Employers' Accounting for Post-Employment Benefits", did not affect the Company as Delta does not provide benefits for post-retirement or post-employment other than the pension plan for retired employees.

(b) Employee Savings Plan - The Company has an Employee Savings Plan (Savings Plan) under which eligible employees may elect to contribute any whole percentage between 2% and 15% of their annual compensation. The Company will match 50% of the employee's contribution up to a maximum Company contribution of 2% of the employee's annual compensation. For the years ended June 30, 1995, 1994 and 1993, Delta's Savings Plan expense was $112,379, $106,863 and $93,749, respectively.

(c) Employee Stock Purchase Plan - The Company has an Employee Stock Purchase Plan (Stock Plan) under which qualified permanent employees are eligible to participate. Under the terms of the Stock Plan, such employees can contribute on a monthly basis 1% of their annual salary level (as of July 1 of each year) to be used to purchase Delta's common stock. The Company issues Delta common stock, based upon the fiscal year contributions, using an average of the last sale price of Delta's stock as quoted in NASDAQ's national market system at the close of business for the last five business days in June and matches those shares so purchased. Therefore, stock equivalent to approximately $99,400 was issued in July, 1995. The continuation and terms of the Stock Plan are subject to approval by Delta's Board of Directors on an annual basis.

(3)  Dividend Reinvestment and Stock Purchase Plan:

The  Company's  Dividend Reinvestment and Stock Purchase  Plan  (Reinvestment
Plan) provides that shareholders of record can reinvest dividends and also make limited additional investments of up to $50,000 per year in shares of common stock of the Company. Shares purchased under the Reinvestment Plan are authorized but unissued shares of common stock of the Company, and 25,802 shares were issued in 1995. Delta reserved 200,000 shares under the Reinvestment Plan in December, 1994, and, as of June 30, 1995 there were 182,815 shares still available for issuance.

(4)  Notes Payable and Line of Credit:

Substantially all of the cash balances of Delta are maintained to compensate the respective banks for banking services and to obtain lines of credit; however, no specific amounts have been designated as compensating balances, and Delta has the right of withdrawal of such funds. At June 30, 1995 and 1994, the available line of credit was $15,000,000, of which $5,675,000 and $2,705,000 had been borrowed at an interest rate of 6.935% and 5.5%, respectively. The maximum amount borrowed during 1995 was $8,430,000. The interest on this line is either at the daily prime rate or is based upon certificate of deposit rates. The current line of credit expires on November 15, 1995.

(5)  Long-Term Debt:

On October 18, 1993, Delta issued $15,000,000 of 6 5/8% Debentures that mature in October, 2023. Commencing in October, 1995, each holder may require redemption of up to $25,000 of the 6 5/8% Debentures annually, subject to an annual aggregate limitation of $500,000. Such redemption will also be made on behalf of deceased holders within 60 days of notice, subject to the annual aggregate $500,000 limitation. The 6 5/8% Debentures can be redeemed by the Company beginning in October, 1998 at a 5% premium, such premium declining ratably until it ceases in October, 2003. Restrictions under the indenture agreement covering the 6 5/8% Debentures include, among other things, a restriction whereby dividend payments cannot be made unless consolidated shareholders' equity of the company exceeds $12 million. As of June 30, 1995, no retained earnings were restricted under the provisions of the indenture.

On May 1, 1991, Delta issued $10,000,000 of 9% Debentures that mature in April, 2011. Each holder may require redemption of up to $25,000 of the 9% Debentures annually, subject to an annual aggregate limitation of $500,000. Such redemption will also be made on behalf of deceased holders within 60 days of notice, subject to the annual aggregate $500,000 limitation. The 9% Debentures can be redeemed by the Company beginning in April, 1996 at a 5% premium, such premium declining ratably until it ceases in April, 2001. The Company may not assume any additional mortgage indebtedness in excess of $1 million without effectively securing the 9% Debentures equally to such additional indebtedness.

Debt issuance expenses are deferred and amortized over the terms of the related debt. Call premium in 1994 of approximately $475,000 was deferred and is being amortized over the term of the related debt consistent with regulatory treatment.

A capital lease of computer equipment, entered into during June, 1995, requires principal payments of approximately $57,700 in 1996, $66,000 in 1997 and $75,200 in 1998.

(6)  Commitments and Contingencies:

The Company has entered into individual employment agreements with its five officers. The agreements expire or may be terminated at various times. The agreements provide for continuing monthly payments or lump sum payments and continuation of certain benefits over varying periods in the event employment is altered or terminated following certain changes in ownership of the Company.

(7)  Rates:

Reference is made to "Regulatory Matters" herein with respect to rate matters.


(8)  Quarterly Financial Data (Unaudited):


                                                      Earnings
                                              Net    (Loss) per
                    Operating   Operating    Income    Common
Quarter Ended       Revenues     Income      (Loss)    Share(a)

Fiscal 1995

September 30    $ 3,634,262   $  (45,141) $ (633,058)  $ (.34)
December 31       7,131,698      822,241     228,119      .12
March 31         14,903,281    2,842,418   2,255,994     1.22
June 30           6,175,098      635,570      66,680      .04


Fiscal 1994

September 30    $ 3,585,499   $   11,056  $ (542,285)  $ (.33)
December 31       7,814,638    1,117,871     578,448      .32
March 31         16,494,674    3,270,274   2,713,563     1.48
June 30           6,952,130      451,472     (78,725)    (.04)
______________________________________________________________

(a) Quarterly earnings per share may not equal annual earnings per share due to changes in shares outstanding.



DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To  the  Board  of Directors and Shareholders of Delta Natural  Gas  Company,
Inc.:

We have audited the accompanying consolidated balance sheets and statements of capitalization of Delta Natural Gas Company, Inc. (a Kentucky corporation) and subsidiary companies as of June 30, 1995 and 1994, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended June 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Natural Gas Company, Inc. and subsidiary companies as of June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective July 1, 1993, the Company changed its method of accounting for income taxes.

                                   Arthur Andersen LLP

Louisville, Kentucky

August 11, 1995

Management Report

Management is responsible for the preparation, presentation and integrity of the financial statements and other financial information in this report. The statements, which were prepared in accordance with generally accepted accounting principles, include some amounts which are based on management's best estimates and judgments.

The Company maintains a system of accounting and internal controls which management believes provides reasonable assurance that the accounting records are reliable for purposes of preparing financial statements and that the assets are properly accounted for and protected.

The Board of Directors pursues its oversight role for these financial statements through its Audit Committee which consists of three outside directors. The Audit Committee meets periodically with management to review the work and monitor the discharge of their responsibilities. The Audit Committee also meets periodically with the Company's internal auditor as well as Arthur Andersen LLP, the independent auditors, who have full and free access to the Audit Committee, with or without management present, to discuss internal accounting control, auditing and financial reporting matters.


Consolidated Statistics

For the Years Ended June 30,       1995     1994      1993    1992     1991

Retail Customers Served,
End of Period
   Residential ..............      29,029   27,939   27,293   26,488  25,698
   Commercial ...............       4,287    4,242    4,093    4,035   4,168
   Industrial ...............          72       76       75       66      71

      Total .................      33,388   32,257   31,461   30,589  29,937

Operating Revenues ($000)
   Residential sales ........      14,772   16,597   14,578   13,945  12,453
   Commercial sales .........       8,673    9,663    8,269    7,651   6,294
   Industrial sales .........       1,248    1,671    1,383    1,188   1,299
   On-system transportation .       2,588    2,310    2,451    2,348   2,351
   Off-system transportation.         461      623      836    1,342   1,377
   Subsidiary sales .........       3,959    3,755    3,532    2,580   2,873
   Other ....................       __143      228      172      147     131

      Total .................      31,844   34,847   31,221   29,201  26,778

System Throughput
(Million Cu. Ft.)
   Residential sales ........       2,173    2,511    2,341    2,202   2,049
   Commercial sales .........       1,328    1,506    1,368    1,235   1,115
   Industrial sales .........         223      316      281      229     248

      Total retail sales ....       3,724    4,333    3,990    3,666   3,412

   On-system transportation..       2,390    2,186    2,248    2,061   1,993

   Off-system transportation.       1,452    1,997    2,668    4,580   4,903

      Total .................       7,566    8,516    8,906   10,307  10,308


Average Annual Consumption Per
  End of Period Residential
  Customer (Thousand Cu. Ft.).         75       90       86       83      80
Lexington, Kentucky Degree Days
   Actual ....................      4,217    4,999    4,688    4,370   4,025
   Percent of 30 year average
     (4,706) .................       89.6    106.2     99.6     92.9    85.5


Average Revenue Per Mcf Sold
  at Retail ($) .............        6.63     6.44     6.07     6.21    5.88

Average Gas Cost Per Mcf Sold
  at Retail ($) .............        3.37     3.34     2.90     3.01    3.42
Directors and Officers

Board of Directors

Donald R. Crowe (b)(c)
Senior Analyst, Kentucky Department
of Insurance, Lexington, Kentucky

Billy Joe Hall (a)(c)
Investment Broker, LPL Financial
Services, Mount Sterling, Kentucky

Jane W. Hylton
Vice President - Human Resources and
Corporate Secretary

Glenn R. Jennings (d)
President and Chief Executive Officer

Harrison D. Peet (d)
Chairman of the Board; Retired President and Chief Executive Officer

Virgil E. Scott (b)
Retired Vice President - Administration

Henry C. Thompson (a)
President, Triple Land Co., Inc.;
Retired President, Henry Thompson
Construction Co., Inc.; both of
Nicholasville, Kentucky

Arthur E. Walker, Jr. (a)(c)
President, Walker Construction Company;
Atlas Concrete Products Corporation; both of Mount Sterling, Kentucky

Robert M. Watt III (b)(d)
Attorney, Stoll, Keenon & Park,
Lexington, Kentucky

_________________

Directors Emeriti

Roger A. Byron
John D. Harrison

(a)  Member of Nominating Committee
(b)  Member of Compensation Committee
(c)  Member of Audit Committee
(d)  Member of Executive Committee


Officers


Johnny L. Caudill
Vice President - Administration & Customer Service

John F. Hall
Vice President - Finance, Secretary and Treasurer

Robert C. Hazelrigg
Vice President - Public and Consumer Affairs

Alan L. Heath
Vice President - Operations and Engineering

Glenn R. Jennings
President and Chief Executive Officer


Corporate Information

Shareholders' Inquiries

Communications regarding stock transfer requirements, lost certificates, changes of address or other items may be directed to the Transfer Agent and Registrar. Communications regarding dividends, the above items or any other shareholder inquiries may be directed to Investor Relations, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.

Independent Public Accountants

Arthur Andersen LLP
2300 Meidinger Tower
The Louisville Galleria
Louisville, Kentucky  40202

Disbursement Agent, Transfer Agent and Registrar for Common Shares

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, OH  45202

Trustee and Interest Paying Agents for Debentures

6 5/8% due 2023; 9% due 2011

Bank One - Corporate Trust
235 W. Schrock Rd.
Westerville, OH  43081

Dividend Reinvestment and Stock Purchase Plan Administrator and Agent

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, OH  45202

1995 Annual Report

This annual report and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities.

1995 Annual Meeting

The annual meeting of shareholders of the Company will be held at the General Office of the Company in Winchester, Kentucky on November 16, 1995, at 10:00 a.m. Proxies for the annual meeting will be requested from shareholders when notice of meeting, proxy statement and form of proxy are mailed on or about October 10, 1995.

SEC Form 10-K

A copy of Delta's most recent annual report on SEC Form 10-K is available, without charge, upon written request to John F. Hall, Vice President - Finance, Secretary and Treasurer, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.

Dividend Reinvestment and Stock Purchase Plan

This plan provides shareholders of record with a convenient way to acquire additional shares of the Company's common stock without paying brokerage fees. Participants may reinvest their dividends and make optional cash payments to acquire additional shares. Fifth Third Bank administers the Plan and is the agent for the participants. For more information, inquiries may be directed to Investor Relations, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.